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                                                                      EXHIBIT 11

                         MOBILE GAS SERVICE CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         1996        1995        1994
                                                         ----        ----        ----
PRIMARY EARNINGS PER SHARE, AS SHOWN ON
     CONSOLIDATED STATEMENTS OF INCOME

Earnings applicable to common stock                     $8,631      $4,028      $4,888

Average common shares outstanding                        3,217       3,208       2,752

Incremental shares resulting from assumed
     exercise of stock options                               8

Average common shares, as adjusted                       3,225       3,208       2,752

Primary earnings per share (1)                           $2.68       $1.26       $1.78


FULLY DILUTED EARNINGS PER SHARE

Earnings applicable to common stock                     $8,631      $4,028      $4,888

Average common shares outstanding                        3,217       3,208       2,752

Incremental shares resulting from assumed
     exercise of stock options                              13

Average common shares, as adjusted                       3,230       3,208       2,752

Fully diluted earnings per share (2)                     $2.67       $1.26       $1.78


(1)   Pursuant to footnote 2 to paragraph 14 of APB Opinion No. 15, the
      Company is not required to include common stock equivalents resulting from stock options when the effect is less 3%. The Company has chosen to reflect the effect of such options within the computation of its earnings per share.

(2)   This calculation is submitted in accordance with Regulation S-K Item 601
      (b)(11) although not required to be shown in the Consolidated Statements of Income pursuant to footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.